Exhibit 10.2

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of November 11, 2012 (this “Voting Agreement”), is entered into by and between Jefferies Group, Inc., a Delaware corporation (“Jefferies”), and Mr. Ian M. Cumming (the “Stockholder”).

RECITALS

WHEREAS, Jefferies, Jasper Merger Sub, Inc., a Delaware corporation (“Merger Sub One”), and JSP Holdings, Inc., a Delaware corporation (“New Jefferies”), are, concurrently with the execution and delivery of this Support Agreement, entering into an Agreement and Plan of Merger (the “First Merger Agreement”), pursuant to which Merger Sub One has agreed to merge with and into Jefferies (the “First Merger”) on the terms and subject to the conditions set forth therein;

WHEREAS, Jefferies, Merger Sub One, New Jefferies, Leucadia National Corporation, a New York corporation (“Leucadia”), and Limestone Merger Sub, LLC, a Delaware limited liability company (“Merger Sub Two”), are, concurrently with the execution and delivery of this Voting Agreement, entering into an Agreement and Plan of Merger (the “Second Merger Agreement”), pursuant to which New Jefferies has agreed to merge with and into Merger Sub Two (the “Second Merger”) on the terms and subject to the conditions set forth therein;

WHEREAS, as of the date hereof, the Stockholder is, either directly or through certain Affiliates (such Affiliates the “Holdcos” and along with the Stockholder, the “Stockholder Parties”), the record or “beneficial owner” (as defined under Rule 13d-3 of the Exchange Act) of 21,143,313 shares of Leucadia Common Stock (the “Existing Shares” and, together with any shares of Leucadia Common Stock and options, warrants, grants and other rights or awards under any Leucadia Benefit Plans to purchase shares of Leucadia Common Stock or other voting capital stock or securities of Leucadia and any other securities convertible into or exercisable or exchangeable for shares of Leucadia Common Stock or other voting capital stock or securities of Leucadia acquired, whether of record or beneficially, by the Stockholder or any Holdco after the date hereof, the “Shares”);

WHEREAS, as a condition and inducement to the willingness of Jefferies to enter into the First Merger Agreement and the Second Merger Agreement, the Stockholder has agreed to enter into this Voting Agreement; and

WHEREAS, capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Second Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Jefferies and the Stockholder hereby agree as follows:

ARTICLE I

VOTING

1.1 Agreement to Vote.

(a) The Stockholder hereby irrevocably agrees, and the Stockholder shall cause each Holdco, from and after the date hereof and until the date on which this Voting Agreement is terminated pursuant to Section 5.1 hereof, at any meeting of the stockholders of Leucadia, however called, at any adjournment thereof, and in connection with any written consent of the stockholders of Leucadia, to cause all of the Shares to be voted in favor of (i) the Leucadia Stockholder Approval Matters, and (ii) any action in furtherance of the Second Merger Agreement.

(b) This Voting Agreement is entered into by the Stockholder in his capacity as owner of the Shares and nothing in this Voting Agreement shall limit or restrict the Stockholder, or any Affiliate or designee of the Stockholder, who serves as a member of the Board of Directors of either Jefferies or Leucadia in acting in his or her capacity as a director of either Jefferies or Leucadia and exercising his or her fiduciary duties and responsibilities.

1.2 No Inconsistent Agreements. The Stockholder hereby represents, warrants, covenants and agrees that, except for this Voting Agreement and the Pledge (as defined below), each of the Stockholder Parties (a) has not entered into, and shall not enter into at any time while this Voting Agreement remains in effect, any voting agreement or voting trust with respect to the Shares, (b) has not granted, and shall not grant at any time while this Voting Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares and (c) has not entered into any agreement or knowingly taken any action (and shall not enter into any agreement or knowingly take any action) that would make any representation or warranty of the Stockholder, whether made on his or any Holdco’s behalf, contained herein untrue or incorrect in any material respect or have the effect of preventing any Stockholder Party from performing any of its obligations under this Voting Agreement.

1.3 Proxy

(a) The Stockholder hereby grants, and the Stockholder shall cause each Holdco to grant, to Jefferies (and any designee of Jefferies) a proxy (and appoints Jefferies or any such designee of Jefferies as its attorney in fact) to vote the Shares in the manner indicated in Section 1.1 (which proxy and appointment shall be limited solely to the matters set forth in Section 1.1). This proxy and appointment (i) is irrevocable, (ii) is coupled with an interest and (iii) constitutes, among other things, an inducement for Jefferies to enter into the First Merger Agreement and the Second Merger Agreement. This proxy and appointment shall continue in force until it expires, automatically and without further action by the parties, upon termination of this Voting Agreement. This proxy and appointment will survive the dissolution, bankruptcy, death or other incapacity of any and all Stockholder Parties. Each the Stockholder shall, at Jefferies’ expense, take such further action or execute or cause the execution by any Holdco of such other instruments as may be reasonably requested by Jefferies to carry out and effectuate the intent of this Voting Agreement and this proxy and appointment.

(b) The Stockholder, on behalf of himself and each Holdco, hereby revokes any and all prior proxies or powers of attorney given by all Stockholder Parties with respect to the voting of the Shares inconsistent with the terms of this Voting Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to Jefferies as follows:

2.1 Authorization of the Stockholder; Validity of Agreement.

(a) The Stockholder has the full right, requisite legal capacity, power and authority to enter into this Voting Agreement and to perform his obligations under this Voting Agreement.

(b) The Stockholder has and will have at all times through the Second Effective Time all control, rights and powers over each Holdco with respect to the actions set forth in this Voting Agreement, including those in Article I, with no limitations, qualifications or restrictions on such control, rights and powers.

(c) This Voting Agreement has been duly and validly executed and delivered by the Stockholder and, assuming due and valid authorization, execution and delivery hereof by Jefferies, constitutes the legal, valid and binding obligation of the Stockholder enforceable against him in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

2.2 Ownership. On the date hereof, the Stockholder Parties hold of record and own beneficially all of the Existing Shares free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind other than pursuant to applicable securities Laws and the terms of this Voting Agreement, except for the pledge by the Stockholder of up to 5,500,000 Shares disclosed in the Leucadia SEC Documents filed prior to the date hereof (the “Pledge”). As of the date hereof, the Existing Shares represent all of the capital stock of Leucadia owned of record or beneficially by the Stockholder Parties and, other than the Existing Shares, the Stockholder Parties do not directly or indirectly hold or exercise control over any options, grants, warrants or other rights or awards under any Leucadia Benefit Plan to purchase shares of Leucadia Common Stock or other voting capital stock or securities of Leucadia or any other securities convertible into or exercisable or exchangeable for shares of Leucadia Common Stock or other voting capital stock or securities of Leucadia, except for the warrants to purchase shares of Leucadia Common Stock as disclosed in the Leucadia SEC Documents filed prior to the date hereof. The Existing Shares and any additional shares of Leucadia Common Stock, options, warrants and other rights or awards under any Leucadia Benefit Plan to purchase shares of Leucadia Common Stock or other voting capital stock or securities of Leucadia and any other securities convertible into or exercisable or exchangeable for shares of Leucadia Common Stock or other voting capital stock or securities of Leucadia acquired by any Stockholder Party after the date hereof and prior to the Second Effective Time will be, owned beneficially or of record by either the Stockholder or any Holdco, free and clear of any Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind other than pursuant to applicable securities Laws and the terms of this Voting Agreement and except for the Pledge. Each of the Stockholder Parties has and (except as otherwise expressly provided by this Voting Agreement) will have at all times through the Effective Time sufficient rights and powers over the voting and disposition with respect to the matters set forth in Article I, and to agree and to implement all of the matters set forth in this Voting Agreement, in each case with respect to all of the Shares, in the case of the Stockholder, and, in the case of each Holdco, those Shares held by the Holdco, with no other limitations, qualifications or restrictions on such rights, in each case, subject to applicable securities Laws and the terms of this Voting Agreement.

2.3 Noncontravention. No authorization, consent, permit, action or approval of, or filing with, or notification to, any Governmental Entity is necessary, under applicable Law, for the consummation by any of the Stockholder Parties of the transactions contemplated by this Voting Agreement other than (i) any filings required under applicable Laws or (ii) as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance of the Stockholder of his obligations under this Voting Agreement or of the actions of any Holdco required under this Voting Agreement. The execution and delivery by the Stockholder of this Voting Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Voting Agreement will not (a) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to the loss of a benefit under, any Contract to which any Stockholder Party is a party or is subject, (b) conflict with or result in any violation of any provision of the organizational documents of any Holdco that is not a natural person or (c) conflict with or violate any Laws applicable to a Stockholder Party, other than with respect to clauses (a) and (c), violations that would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance of the Stockholder of his obligations under this Voting Agreement or of the actions of any Holdco required under this Voting Agreement.

2.4 Reliance. The Stockholder understands and acknowledges that Jefferies is entering into the First Merger Agreement and Second Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Voting Agreement.

2.5 Accuracy of Representations and Warranties. The representations and warranties of the Stockholder contained in this Voting Agreement are accurate and complete in all material respects as of the date of this Voting Agreement, and will be accurate in all material respects at all times through and including the Support Termination Date (as defined below).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF JEFFERIES

Jefferies hereby represents and warrants to the Stockholder as follows:

3.1 Organization; Authorization; Validity of Agreement. Jefferies is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Jefferies has the right and all requisite corporate power and authority to execute and deliver this Voting Agreement and to perform its obligations under this Voting Agreement. The person executing this Voting Agreement on behalf of Jefferies has full power and authority to execute and deliver this Voting Agreement on behalf of Jefferies and to thereby bind Jefferies. This Voting Agreement has been duly and validly executed and delivered by Jefferies and, assuming due and valid authorization, execution and delivery hereof by the Stockholder, constitutes the legal, valid and binding obligation of Jefferies enforceable against Jefferies in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.2 Accuracy of Representations and Warranties. The representations and warranties of Jefferies contained in this Voting Agreement are accurate and complete in all material respects as of the date of this Voting Agreement, and will be accurate in all material respects at all times through and including the Support Termination Date (as defined below).

ARTICLE IV

OTHER COVENANTS

4.1 Stock Dividends, etc.

(a) In case of a stock dividend or distribution, or any change in shares of Leucadia Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, for all purposes under this Voting Agreement, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or that are received in such transaction.

(b) The Stockholder shall, while this Voting Agreement is in effect, notify Jefferies promptly in writing of the number of any additional shares of Leucadia Common Stock, any additional options, warrants or rights or other awards under any Leucadia Benefit Plan to purchase shares of Leucadia Common Stock or other voting capital stock of Leucadia and any other securities convertible into or exercisable or exchangeable for shares of Leucadia Common Stock or other voting capital stock or securities of Leucadia acquired (beneficially or of record) by any Stockholder Party, if any, after the date hereof.

4.2 Transfers. While this Voting Agreement is in effect and except as expressly contemplated hereby, the Stockholder shall not, and shall cause each Holdco not to, directly or indirectly (a) grant any proxies or enter into any voting agreement, voting trust or other agreement or arrangement with respect to the voting of any Shares, (b) sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (including by merger or otherwise by operation of law) (collectively, a “Transfer”) or (c) enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Shares or any interest therein. The Stockholder shall not, and shall cause each Holdco not to, seek or solicit any such Transfer or any such contract, option or other arrangement or understanding with respect to any Transfer, and shall promptly notify (and provide information requested by) Jefferies, if it is approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

4.3 Adverse Actions. While this Agreement is in effect, the Stockholder shall not, and shall cause each Holdco, not to: (a) take, agree or commit to take any action that would reasonably be expected to make any representation and warranty of the Stockholder contained in this Voting Agreement inaccurate in any material respect as of any time during the term of this Voting Agreement, (b) fail to take all reasonable action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time or (c) take any action that would prevent, materially delay, or would reasonably be expected to delay in any material respect the transactions contemplated by the Second Merger Agreement.

4.4 Dissenter and Appraisal Rights. The Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenter’s rights and any similar rights relating to the First Merger, the Second Merger or any related transaction that any Stockholder Party may have by virtue of, or with respect to, the Shares.

ARTICLE V

MISCELLANEOUS

5.1 Termination. This Voting Agreement shall terminate automatically, without any action on the part of any party hereto, upon the earliest to occur of (a) the date on which the Second Merger becomes effective, (b) the date on which the Second Merger Agreement is validly terminated and (c) the date on which the parties agree in writing to terminate this Voting Agreement. The date per the preceding sentence is hereinafter referred to as the “Support Termination Date”.

5.2 Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Voting Agreement.

5.3 No Ownership Interest. Nothing contained in this Voting Agreement shall be deemed to vest in Jefferies any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the applicable Stockholder Party, and Jefferies shall have no authority to exercise any power or authority to direct any Stockholder Party in the voting of any of the Shares, except as otherwise provided herein.

5.4 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Voting Agreement will survive the termination of this Voting Agreement pursuant to Section 5.1; provided, however, that notwithstanding the foregoing, the parties hereto acknowledge and agree that Jefferies shall be entitled to exercise all rights and remedies with respect to any breach prior to and including the Support Termination Date of the representations, warranties, covenants and agreements made by the Stockholder, which breach (and all of the available remedies with respect thereto) shall expressly survive the Support Termination Date.

5.5 Expenses. All costs and expenses incurred in connection with this Voting Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses; provided, however, that in any Action to enforce this Voting Agreement or the rights of Jefferies hereunder, the prevailing party in such Action shall be entitled to receive its reasonably attorney’s fees and all other reasonable costs and expenses incurred in such Action.

5.6 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a)	To the Stockholder

c/o Leucadia National Corporation
529 East South Temple
Salt Lake City, UT 84103
Facsimile:	(810) 539-0722
Attention:	Ian M. Cumming

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Facsimile:	(212) 310-8000
Attention:	Andrea Bernstein
Matthew J. Gilroy

and

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036-8299
Facsimile:	(212) 969-2900
Attention:	Martin J. Bienenstock
Arnold S. Jacobs
Lorenzo Borgogni

(b)	To Jefferies:

520 Madison Avenue
New York, NY 10022
Facsimile:	(646) 786-5900
Attention:	General Counsel

with a copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Facsimile:	(212) 309-6001
Attention:	R. Alec Dawson
Robert G. Robison
Sheryl L. Orr

and:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Facsimile:	(212) 403-2314
Attention:	Edward D. Herlihy
David E. Shapiro

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Voting Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given will be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

5.7 Construction. The parties have participated jointly in the negotiation and drafting of this Voting Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Voting Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Voting Agreement.

5.8 Succession and Assignment. This Voting Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns (including any transferee of the Shares). No party hereto may assign either this Voting Agreement or any of its rights, interests or obligations hereunder. Any purported assignment not permitted under this Section 5.8 shall be null and void.

5.9 Entire Agreement. This Voting Agreement and the other agreements referred to herein constitute the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among any of the parties hereto, written or oral, to the extent they are related in any way to the subject matter hereof.

5.10 Governing Law. This Voting Agreement will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

5.11 Enforcement. The Stockholder acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Voting Agreement required to be performed were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, such Person agrees that, in the event of any breach or threatened breach by such Person of any covenant or obligation contained in this Voting Agreement, Jefferies shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which Jefferies may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each of the Stockholder further agrees that neither Jefferies nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.11 and such Person irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

5.12 Exclusive Jurisdiction. Each of the parties hereto irrevocably agrees that any Action with respect to this Voting Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Voting Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Voting Agreement or any of the transactions contemplated by this Voting Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Voting Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

5.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS VOTING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS VOTING AGREEMENT.

5.14 Waiver of Rights. No failure on the part of Jefferies to exercise any power, right, privilege or remedy under this Voting Agreement, and no delay on the part of Jefferies in exercising any power, right, privilege or remedy under this Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Jefferies shall not be deemed to have waived any claim available to Jefferies arising out of this Voting Agreement, or any power, right, privilege or remedy of Jefferies under this Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Jefferies; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.15 Severability. Any term or provision of this Voting Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Voting Agreement and without rendering invalid or unenforceable any terms in any other jurisdiction. If any provision of this Voting Agreement is so broad as to be unenforceable, it is the parties’ intent that such provision will be interpreted to be only so broad as is enforceable.

5.16 No Third-Party Beneficiaries. This Voting Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

5.17 Amendments. This Voting Agreement may not be amended except by an instrument in writing signed on behalf of Jefferies and the Stockholder.

5.18 Counterparts. This Voting Agreement may be executed (including by facsimile, “pdf” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Voting Agreement to be duly executed by its authorized officer as of the date first above written.

JEFFERIES GROUP, INC.

By:	/s/ Richard B. Handler
	Name:	Richard B. Handler
	Title:	Chief Executive Officer

Signature Page to Voting Agreement

IN WITNESS WHEREOF, the undersigned has executed this Voting Agreement as of the date first above written.

/s/ Ian M. Cumming
Ian M. Cumming

Signature Page to Voting Agreement